GigaBeam Reports Record Sales for Calendar Q2, 2007

Continued Growth Punctuated by Year-to-Date Net Loss Narrowing by 46%

DURHAM, NC., August 31, 2007 - GigaBeam Corporation (NASDAQ: GGBM), deploying WiFiber® “wireless fiber optics” technology to economic centers across the globe, today reported record financial results for its fiscal quarter ended June 30, 2007.

Sales for the second quarter of 2007 increased 196% to $2,068,353 as compared to $696,657 in the second quarter of 2006 primarily as a result of a 221% increase in product sales and a 36% increase in average selling prices, partially offset by a decrease in parts sales.

Gross profit for the second quarter of 2007 decreased 16% to $358,866 as compared to $429,101 resulting in gross margin for the second quarter of 2007 of 17% compared to 62% for the prior year’s comparable quarter primarily due to a charge of $763,524 for inventory obsolescence and a higher commission rate on one of the Company’s larger sales.

Operating expenses for the second quarter of 2007 decreased 56% to $2,449,199 as compared to $5,539,353 in the second quarter of 2006 resulting from the cost cutting efforts initiated in the first quarter of 2006 including a 50% reduction in staff levels, the discontinuance of the company’s after-sales support office and management salary reductions.

The net loss for the second quarter of 2007 decreased 56% to ($2,314,787) or ($0.46) per diluted share as compared to ($5,342,938) or ($0.99) per diluted share for the second quarter of 2006, resulting primarily from cost reduction efforts initiated by the company in the first quarter of 2007. Year to date the net loss has decreased by 46% to ($5,425,841) or ($1.09) per diluted share as compared to ($10,123,802) or ($1.98) per diluted share for the comparable period in 2006.

“These results demonstrate our commitment to operating the business efficiently and we believe that our bottom line is trending towards achieving profitability,” said Louis Slaughter, Chairman and Chief Executive Officer of GigaBeam. “The revenue for the quarter was a record for the Company since its IPO and we witnessed a significant decrease in our net operating loss for the quarter. We believe we are continuing to make progress towards achieving strong fundamentals and on our overriding mission to build long-term shareholder value.”

Slaughter added, “We continue to finance our operations through investor financing and customer receipts. To that end, as previously disclosed, we closed a Series D preferred stock offering in August. Our auditors have nearly completed their work on our Form 10-QSB and we expect to file it shortly as they complete their procedures. We will promptly notify the public should their procedures result in any adjustment to our financial results.”

GigaBeam's WiFiber technology is similar to terrestrial fiber in terms of speed and reliability. WiFiber has a substantial advantage over terrestrial fiber because it can be rapidly deployed and costs significantly less to deploy than terrestrial fiber. Terrestrial fiber can take months to deploy and also require significant regulatory and environmental approvals prior to installation.

GigaBeam WiFiber products operate in the 71-76 GHz and 81-86 GHz upper millimeter wave spectrum bands. The Federal Communications Commission and the European Conference of Postal and Telecommunications Administrations (CEPT) and certain other countries have authorized this portion of the spectrum for licensed wireless commercial use.

About GigaBeam Corporation

GigaBeam's WiFiber® product ushers in a new era of communications by allowing customers to bypass the restrictive telecom oligopoly and connect directly to any city's fiber optics hub or Point-of-Presence (POP). The disruptive impact of an easily deployable, low cost alternative to fiber optics cables is difficult to overestimate, especially since WiFiber's point-to-point high-speed units transmit data via the highest approved radio frequency at speeds equal to 641 T1 lines or 1000 DSL lines.

Current GigaBeam partners, customers, and end-users include Google, Sprint, The Department of Defense, as well as several cities and universities such as San Francisco and Boston University. The Company has implemented a strategy to expand into major metropolitan areas around the world.

GigaBeam's management team, which pioneered rule making in the 70GHz and 80GHz spectrum, is fully committed to augmenting current revenues through a network of authorized dealers and resellers across North America, South America, Europe, Africa, the Middle East, India and Asia that have local expertise and established contacts. GigaBeam is a company with market disruptive wireless technology, a pioneering management team and a worldwide network dedicated to penetrating major metropolitan markets around the globe.

To learn more about GigaBeam's revolutionary wireless technology, please visit www.gigabeam.com/.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/gigabeam.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/gigabeam/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/gigabeam/factsheet.html.

Safe Harbor Statement

Statements in this press release regarding GigaBeam's products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond GigaBeam's control and difficult to predict, and could cause actual results to differ materially from these anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: limited capital resources and continued dependence of our operations on additional financing, limited operating history, difficulties in distinguishing GigaBeam's products and services, ability to manufacture and deploy GigaBeam's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the telecommunications industry and the global economy, intense competition in the telecommunications equipment industry and resulting impact on pricing and general financial performance, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in GigaBeam's filings with the Securities and Exchange Commission. GigaBeam does not intend to update the forward-looking statements except as required by law.

Contact:

Investor Contact
Mark Hahn
GigaBeam Corporation
Tel: 919-313-3992
Email: Mark.Hahn@gigabeam.com

Company Contact
Marijke McCandless
GigaBeam Corporation
Director, Marketing Communications and Investor Relations
Tel: 919.599.6210
Email: Marijke.mccandless@gigabeam.com

GigaBeam Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$53,084	$653,734
Accounts receivable, net of allowance of $580,852 and $533,766 at June 30, 2007 and December 31, 2006, respectively	1,189,826	807,500
Inventories, net	4,230,506	7,621,574
Prepaid expenses and other current assets	219,035	568,711
Total current assets	5,692,451	9,651,519

Inventories - non current, net	1,999,983	--
Property and equipment, net	1,643,440	1,986,735
Other assets	455,347	445,630
Debt issuance costs	52,556	181,976
Total assets	$9,843,777	$12,265,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,856,150	$1,891,077
Accrued liabilities	1,267,587	1,416,716
Current portion of capital lease obligations	28,899	29,125
Convertible notes payable, net of discount	218,636	--
Notes payable, other current	651,866	--
Note payable, related party	65,000	--
Total current liabilities	5,088,138	3,336,918

Capital lease obligations, non-current	26,996	41,159
Convertible notes payable, net of discount	--	1,051,036
Total liabilities	5,115,134	4,429,113

Stockholders’ equity:

Series A redeemable preferred stock, $0.001 par value, 20,000 shares authorized; 11,277 shares issued and outstanding at June 30, 2007 and December 31, 2006	11	11

Series B convertible preferred stock, $0.001 par value; 20,000 shares authorized; 15,100 shares issued and outstanding at June 30, 2007 and December 31, 2006	15	15

Series C convertible preferred stock, $0.001 par value; 10,000 shares authorized; 10,000 shares issued and outstanding at June 30, 2007 and December 31, 2006	10	10

Common stock, $0.001 par value, 40,000,000 shares authorized; 6,680,540 and 6,099,279 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	6,681	6,099

Additional paid-in capital	53,193,686	50,876,530
Accumulated deficit	(48,471,760)	(43,045,918)
Total stockholders’ equity	4,728,643	7,836,747
Total liabilities and stockholders’ equity	$9,843,777	$12,265,860

GigaBeam Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$2,068,563	$696,657	$2,352,705	$2,355,198
Cost of sales	1,709,697	267,556	1,871,789	1,753,190

Gross margin	358,866	429,101	480,916	602,008

Operating expenses:
Research and development	850,557	1,290,675	1,506,438	2,632,357
General and administrative	894,338	2,009,840	2,109,671	3,543,383
Selling and marketing	395,625	1,361,636	918,365	2,536,456
Service, install and link operations	308,679	877,202	676,113	1,545,395

Total operating expenses	2,449,199	5,539,353	5,210,587	10,257,591

Operating loss	(2,090,333)	(5,110,252)	(4,729,671)	(9,655,583)

Other income (expense):
Interest income	1,512	55,950	2,043	149,783
Interest expense	(225,966)	(288,636)	(661,516)	(618,002)
Loss on Asset Disposal	--	--	(36,698)	--

Loss before provision for income taxes	(2,314,787)	(5,342,938)	(5,425,842)	(10,123,802)

Provision for income taxes	--	--	--	--

Net loss	$(2,314,787)	$(5,342,938)	$(5,425,842)	$(10,123,802)

Series B convertible preferred stock dividend	(306,000)	(371,311)	(604,000)	(602,345)
Series C convertible preferred stock dividend	(216,000)	--	(400,000)	--
Increasing rate preferred stock non-cash dividend	(176,384)	--	(529,152)	--

Net loss allocated to common shareholders	$(3,013,171)	$(5,714,249)	$(6,958,994)	$(10,726,147)

Basic and diluted loss per share	$(0.46)	$(0.99)	$(1.09)	$(1.98)
Basic and diluted weighted average shares outstanding	6,480,280	5,749,024	6,381,597	5,419,978